Exhibit 99.2

Europe-focused SPAC successfully launches on Nasdaq

North Atlantic Acquisition Corporation Announces Closing of Upsized $379.5 Million Initial Public Offering

(NEW YORK: January 26, 2021): North Atlantic Acquisition Corporation (“NAAC” or “the Company”), today closed its initial public offering of 37,950,000 units at a price of $10.00 per unit. This closing included the upsizing of the transaction, as well as the full exercise of the underwriters’ over-allotment option. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $379,500,000 (or $10.00 per unit sold in the public offering) was placed in the Company’s trust account.

The units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “NAACU” on January 22, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to readjustment. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the symbols “NAAC” and “NAACW,” respectively.

About North Atlantic Acquisition Corporation

NAAC is blank check company, also commonly referred to as a SPAC, formed for the purpose of effecting a business combination with a company with global ambition, with a primary focus on the consumer, industrials and TMT sectors in Europe or North America, and with a primary focus on Europe where the Board has multiple decades of experience and where they believe SPAC activity is currently underdeveloped.

The Board of Directors include prominent European business leaders with extensive expertise in operations, M&A, and public and private market fundraising:

•	Andrew Morgan (Chairman) the former President of Europe at Diageo plc;
•	Gary Quin (CEO), a financier and former Vice Chairman at Credit Suisse;
•	Patrick Doran (President) a business leader, packaging industry executive and real estate entrepreneur;
•	Dimitri Panayotopoulos, former Global Vice Chairman of Procter & Gamble; a senior advisor at the Boston Consulting Group; Board roles with British American Tobacco plc, JBS USA Holdings, Inc., Airways Therapeutics, Inc., Information Resources, Inc. and, previously, Coveris Management GmbH and Logitech International S.A.; and
•	Tamara Sakovska, winner of the Institute of Directors’ Director of the Year Award in 2018; Independent Non-Executive Director and Chair of the Nomination Committee on the Board of JP Morgan Russian Securities Plc; founder of Lavra Group; former investment director at Permira Advisers and Head of Origination in Europe for Eton Park International.

Andrew Morgan, Chairman, commented:

“SPACs can represent a quick, uncomplicated, and attractive route for a company to come to market and we believe that Nasdaq is the natural location for European companies with global ambition. I believe that these factors, together with the quality and diversity of our Board and the capital we are bringing to the table, will make NAAC an attractive proposition for target companies. The quality of the investors we have attracted and the demand we have experienced is a sure sign that the wider investment community agrees with our strategy.”

Gary Quin, CEO of NAAC, added:

“We have assembled what we believe to be an impressive Board with complementary skills, networks and experience, that are well placed to effect a substantial business combination. To date, the acquisition of a European business by US SPACs is a relatively rare occurrence, and most activity has been US centric, but given our experience in European markets we believe there are attractive deal opportunities and investors clearly want exposure via a SPAC structure to deal flow in different geographies.

“The COVID-19 pandemic has accelerated the already rapid shift of consumers choosing to purchase goods online. We believe the rapid evolution of the digital economy and accompanying digital infrastructure creates dislocation, which has considerable implications for consumer preferences and sophisticated supply chains. Our management team’s experience and skillset in our core industries of consumer, industrials and telecommunications aligns well with the opportunities that I believe will emerge from this digital disruption.”

Wells Fargo Securities, LLC and BTIG, LLC acted as the joint book-running managers for the IPO. The Company had granted the underwriters a 45-day option to purchase up to 4,950,000 units to cover over-allotments, if any. The underwriters fully exercised that option simultaneously with the initial closing. This offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com, or from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or emailing a request to equitycapitalmarkets@btig.com.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Davis Polk & Wardwell LLP acted as counsel to the underwriters.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 21, 2021, and a registration statement registering the additional securities was filed on January 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

- Ends -

Forward looking statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company contact:
Gary Quin (Chief Executive Officer)	+35 315 676 959 Gary.Quin@naacq.com
Media contacts:
Belvedere Communications John West Llewellyn Angus	+44 (0) 20 3687 2753 jwest@belvederepr.com +44 (0) 20 3687 2754 langus@belvederepr.com